Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

HSBC PRIVATE LABEL CREDIT CARD MASTER NOTE TRUST (USA) I

I, Joyce A. Bevacqua, a duly authorized representative of HSBC Finance Corporation, as Servicer (“HSBC Finance Corporation”), pursuant to Section 3.05(b) of the Amended and Restated Transfer and Servicing Agreement, dated as of August 11, 2006 (as amended and supplemented, the “Agreement”), among HSBC Funding (USA) Inc. V, as transferor, HSBC Finance Corporation, and Wilmington Trust Company, as Owner Trustee of HSBC Private Label Credit Card Master Note Trust (USA) I, does hereby certify that:

1.            A review of the activities of the Servicer from January 1, 2006 through December 31, 2006 and of the performance of the Servicer under the Agreement has been made under my supervision.

2.            To the best of my knowledge, based on such review, the Servicer has fulfilled its obligations under the Agreement in all material respects throughout the reporting period referred to above, except as set forth below:

[NONE]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 5th day of March, 2007.

HSBC FINANCE CORPORATION,

By: /s/ J. A. Bevacqua

J.A. Bevacqua
Servicing Officer